Exhibit 99.1

MyMD Announces U.S. Drug Enforcement Administration (DEA) Determines

Supera-CBD™ is not a Controlled Substance or Listed Chemical

— DEA scientific review concludes Supera-CBD will not be classified as a regulated chemical or require scheduling during development —

BALTIMORE, MD – March 2, 2023 — MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, today announced that the U.S. Drug Enforcement Administration (DEA) has conducted a scientific review and determined that investigational cannabinoid Supera-CBD™ is not currently considered a controlled substance or listed chemical. The scientific review of the chemical structure of Supera-CBD was conducted in accordance with the Controlled Substances Act (CSA) and its governing regulations.

“Currently, all FDA-approved cannabinoid products are considered controlled substances, with the exception of Epidiolex, and although plant-derived cannabidiol (CBD) is unscheduled, its use by military and federal civilian employees currently is prohibited without a valid prescription. This decision by the DEA is tremendous news for Supera-CBD and we are very pleased that our product candidate will not require DEA scheduling during development,” said Christopher Chapman, MD, President, Director, and Chief Medical Officer at MyMD Pharmaceuticals. “We look forward to studying Supera-CBD’s potential to improve upon the benefits of CBD while retaining its safety and tolerability without intoxicating effects.”

“It is a tremendous benefit to be able to conduct drug development without the burden of dealing with a scheduled product.” said Dr. Jack Henningfield, Vice President, Research, Health Policy, and Abuse Liability at Pinney Associates, Inc. “We look forward to continuing our support of MyMD Pharmaceuticals as Supera-CBD advances through development.”

Supera-CBD™ is a synthetic, non-toxic cannabidiol (CBD) analog that is an 8000-times more potent CB2 agonist than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown in preclinical studies to have anti-inflammatory effects. Supera-CBD is a unique synthetic analog of CBD whose structure has been modified to be CB2-receptor selective. Studies to investigate Supera-CBD’s binding and affinity to CB1 and CB2 receptors show that the compound had very low affinity to CB1 and had a four-fold increase in binding to the CB2 receptor in comparison to CBD. Supera-CBD has completed genotoxicity studies and the company has initiated preclinical pain studies in partnership with Johns Hopkins Medicine.

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an orally available next-generation TNF-alpha inhibitor with the potential to transform the way that TNF-alpha based diseases are treated. MYMD-1®, with its small molecule design, improved safety profile and ability to cross the blood brain barrier, has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-alpha inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. MYMD-1 has demonstrated the potential to slow the aging process and extend healthy lifespan. The company is evaluating MYMD-1® in Phase 2 studies for sarcopenia/frailty, a result of the aging process, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications. MyMD’s second therapeutic candidate is Supera-CBD, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by MyMD on March 31, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor:

Robert Schatz
(646) 421-9523
rschatz@mymd.com

Media:

Andrea Cohen
Sam Brown, Inc.
(917) 209 7163
AndreaCohen@sambrown.com